                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): December 9, 1998

                             Cheniere Energy, Inc.
                             ---------------------
            (Exact name of registrant as specified in its charter)


                                   Delaware
                                   --------
                (State or other jurisdiction of incorporation)


               0-9092                             95-4352386
      (Commission File Number)          (IRS Employer Identification No.)


Two Allen Center
1200 Smith Street Suite 1740
Houston, Texas                                     77002-4312
--------------                                     ----------
(Address of principal executive office)            (Zip code)


Registrant's telephone number, including area code:  (713) 659-1361
                                                     --------------

                                     None
                           -------------------------
         (Former name or former address, if changed since last report)
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Item 5.   Other Events

The company announced that it has received the binding award of an independent panel of arbitrators reviewing claims against the company and counterclaims by the company related to certain rights and obligations pursuant to an Exploration Agreement. The Exploration Agreement between Cheniere and Zydeco Exploration, Inc. governs the activities of the two companies in connection with their jointly owned 3-D Seismic Program in Cameron Parish, Louisiana.

The panel confirmed Cheniere's 50% ownership in the proprietary 3-D Seismic Data, including the right to possess field tapes and all volumes of such data acquired prior to December 31, 1997. The panel also confirmed Cheniere's right to review Zydeco's seismic interpretations within the area of mutual interest ("AMI") and to purchase an interest of up to 50% in any prospects generated by Zydeco in the AMI, including the right to acquire ownership of all processing volumes conducted after December 1997 related to such prospects. The arbitration panel confirmed Zydeco's right to manage the exploration process for a period of 90 days after it declares a prospect's assembly and development to be complete. In addition, the panel affirmed Cheniere's right to generate prospects and manage the exploration process for any prospect generated by Cheniere and rejected by Zydeco (subject to Zydeco's right to acquire a 50% interest in any lease acquired by Cheniere).

Ownership of the existing prospects was also determined by the panel. All ownership in prospects acquired by either party, where the non-acquiring party declined to participate, was confirmed to belong to the acquiring party. Consequently, Cheniere has 100% ownership in six prospects, Cheniere and Zydeco have 50% ownership each in three prospects and 25% each in another prospect, and Zydeco has 100% ownership in one Federal lease which covers a portion of one prospect.

In addition, the panel decreed that all prospects on leases acquired by Zydeco in the June 1998 Louisiana state lease sale must be offered to Cheniere and that Cheniere would have 30 days from such offer to review the prospects and elect or decline to participate.

The panel found that in future state lease sales, Zydeco may require Cheniere to advance its 50% share of the proposed bid at the time of the sale or forfeit its right to acquire an interest in such leases, but only if the lease relates to a prospect which Zydeco has notified Cheniere is completely assembled and developed, and only if adequate decision making data is provided 30 days prior to the sale.

The panel has found that certain activities related to the selling of prospects are the equivalent of marketing, sale or licensure of the proprietary seismic data acquired under the Exploration Agreement. In the event such marketing, sale or licensure of data occurs, the Exploration Agreement provides that 100% of the proceeds related to seismic data will be directed to Cheniere until Cheniere recoups $13,500,000 of its investment; thereafter the proceeds will be shared 50/50 between Cheniere and Zydeco.


                                    Page 2
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The panel found that Zydeco was not authorized to issue cash calls to Cheniere for seismic costs incurred after December 31, 1997. Accordingly, $1,115,143 in billings made by Zydeco to Cheniere were not allowed under the Exploration Agreement and Cheniere has no liability for such costs as billed. The panel also stated that some portion of such costs may be appropriately charged to Cheniere as a component of prospects in which Cheniere elects to acquire an
interest.   The panel also found that Zydeco owes the joint venture account
$271,132 and that certain equipment acquired by Zydeco with joint venture funds, including a Hewlett Packard SPP1600 supercomputer, is the joint property of the parties.



                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                CHENIERE ENERGY, INC.


                                By:/s/ DON A. TURKLESON
                                   --------------------
                                Don A. Turkleson
                                Chief Financial Officer, Treasurer and Secretary


Date: December 14, 1998




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